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[COOLEY GODWARD LLP LETTERHEAD]


September 8, 2003


URS Corporation
600 Montgomery Street, 25th Floor
San Francisco, CA  94111-2727

Ladies and Gentleman:

We have acted as counsel to URS Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by the Company and certain of the Company's subsidiaries which are co-registrants thereto (the "Co-Registrants").

The Company has provided us with a prospectus (the "Prospectus"), which is part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each, a "Prospectus Supplement"). The Registration Statement, including the Prospectus as supplemented from time to time by various Prospectus Supplements, will provide for the registration by the Company and the Co-Registrants of up to $50,000,000 aggregate offering price of shares of common stock, par value $0.001, of the Company (the "Common Stock") that may be sold by certain selling stockholders identified in the Registration Statement pursuant to the Registration Statement (the "Selling Stockholder Shares")

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and By-laws, as currently in effect, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and a certificate of an officer of Blum Capital Partners, L.P., one of the selling stockholders, and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the one Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable.
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[COOLEY GODWARD LLP LOGO]

URS Corporation
September 8, 2003
Page Two


The opinion rendered herein is only as of the date hereof and we undertake no obligation to update this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:     /s/ Samuel M. Livermore
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     Samuel M. Livermore